Exhibit 99.1

GOVERNMENT REGULATION AND GAMING ISSUES

The ownership and operation of gaming companies are subject to extensive regulation. In particular, Indiana, Louisiana, Missouri, Nevada, New Jersey, the Province of Neuquen in Argentina and the Commonwealth of The Bahamas have laws, statutes, ordinances and/or regulations (collectively, “Gaming Laws”) affecting the operation of our gaming business and the ownership and disposition of our securities. We summarize these Gaming Laws below.

Our certificate of incorporation requires that any person (as defined in our certificate of incorporation) who owns or controls our securities must comply with Gaming Laws governing such person’s “suitability” as an investor. These provisions apply to all the securities offered by us. Any purchaser or holder of securities that we have offered shall be deemed to have agreed to such provisions. If a person owns or controls our securities or the securities of our affiliated companies and is determined by a gaming authority to be unsuitable to own or control such securities or in the sole discretion of our board of directors is deemed likely to jeopardize our right to conduct gaming activities in any of the jurisdictions in which we conduct or intend to conduct gaming activities, we may redeem, and if required by a gaming authority shall redeem, such person’s securities to the extent required by the gaming authority or deemed necessary or advisable by us.

If a gaming authority requires us, or if we deem it necessary or advisable, to redeem a holder’s securities, we will serve notice on the holder who holds the securities subject to redemption and will call for the redemption of the securities of such holder at a redemption price equal to that required to be paid by the gaming authority making the finding of unsuitability, or if such gaming authority does not require a certain price per share to be paid, a sum deemed reasonable by us.

Indiana. The ownership and operation of riverboat casinos at Indiana-based sites are subject to extensive state regulation under the Indiana Riverboat Gambling Act (the “Indiana Act”), as well as regulations which the Indiana Gaming Commission (the “Indiana Commission”) has adopted pertaining to the Indiana Act. The Indiana Act grants broad and pervasive regulatory powers and authorities to the Indiana Commission. The comprehensive regulations cover ownership, reporting, rules of game and operational matters; thus, the Indiana Act and regulations are significant to prospects for successfully operating the Belterra facility. The Indiana Act has been challenged based on its constitutionality on two occasions and was found constitutional on both occasions.

The Indiana Act authorizes the issuance of up to ten riverboat owner’s licenses to be operated from counties that are contiguous to the Ohio River and Lake Michigan. In October 2000, Belterra, the tenth riverboat, commenced operations along the Ohio River. Five of the riverboats are in counties contiguous to the Ohio River and five are in counties contiguous to Lake Michigan. The Indiana Act originally included an eleventh license for a county contiguous to Patoka Lake. In April 2003, the Indiana General Assembly passed legislation that eliminated the license for a county contiguous to Patoka Lake, but authorized the establishment and operation of a riverboat casino in Orange County, Indiana. Under this legislation, the Indiana Commission is authorized to enter into an operating agreement for up to 20 years with a qualified operator for this facility. The Indiana Commission has selected an operator for the facility and has entered into an operating agreement with this operator. The Orange County riverboat casino began operations in November 2006.

A riverboat owner’s license is a revocable privilege and is not a property right under the Indiana Act. An Indiana license entitles the licensee to own and operate one riverboat. In its 2003 session, the Indiana General Assembly passed legislation that became effective July 1, 2003, that permits a company to own up to 100% of two separate riverboat owner licenses. An Indiana riverboat owner’s license has an initial effective period of five years; thereafter, a license is subject to annual renewal. After the expiration of the initial license, the Indiana Commission will conduct a complete re-investigation every three years, but the Indiana Commission reserves the right to investigate licenses at any times it deems necessary. The Indiana Commission has broad discretion over the initial issuance of licenses and over the renewal, revocation, suspension, restriction and control of riverboat owner’s licenses. Officers, directors and principal owners of the actual license holder and employees who are to work on the riverboat are subject to substantial disclosure requirements as a part of securing and maintaining necessary licenses. The license granted to Belterra had an initial five-year term, which expired on October 22, 2005. We submitted a formal request for a renewal of Belterra’s riverboat owner’s license within the timetable established by the Indiana Commission, and on November 17, 2005, the Indiana Commission approved the renewal of Belterra’s riverboat owner’s license for a period of one year. Our riverboat owner’s license was renewed again on September 14, 2006 and will continue to be subject to annual renewal. Our most recent one-year renewal was granted by the Indiana Commission on November 8, 2007, retroactive to October 23, 2007.

Contracts to which Belterra is party are subject to disclosure and approval processes imposed by the regulations. A riverboat owner licensee may not enter into or perform any contract or transaction in which it transfers or receives consideration which is not commercially reasonable or which does not reflect the fair market value of the goods or services rendered or received. All contracts are subject to approval by the Indiana Commission. Suppliers of gaming equipment and materials must also be licensed under the Indiana Act.

Licensees are statutorily required to disclose to the Indiana Commission the identity of all directors, officers and persons holding direct or indirect beneficial interests of 1% or greater. The Indiana Commission also requires a broad and comprehensive disclosure of financial and operating information on licensees and their principal officers, their parent corporations and other upstream owners. The Indiana Act prohibits contributions to a candidate for a state, legislative, or local office, to a candidate’s committee or to a regular party committee by the holder of a riverboat owner’s license or a supplier’s license, by an officer of a licensee, by an officer of a person that holds at least a 1% interest in the licensee or by a person holding at least a 1% interest in the licensee. The Indiana Commission has promulgated a rule requiring quarterly reporting of such licensees, officers, and persons. Prior to June 2002, riverboats were required to conduct excursions, which limited the times during which patrons could enter the riverboat. In June 2002, the Indiana General Assembly authorized riverboats to either continue conducting excursions or to implement a flexible boarding schedule and remain dockside in order to allow patrons to enter the riverboat at any time during operating hours. Belterra began dockside operation on August 1, 2002.

Under the Indiana Act, “adjusted gross receipts” (“AGR”) means the total of all cash and property received from gaming less cash paid out as winnings and uncollectible gaming receivables (not to exceed 2%). Those riverboats electing to operate dockside will be subject to the following graduated wagering tax based on a state fiscal year (July 1 of one year through June 30 of the following year):

•	15% of the first $25 million of AGR.

•	20% of AGR in excess of $25 million, but not exceeding $50 million.

•	25% of AGR in excess of $50 million, but not exceeding $75 million.

•	30% of AGR in excess of $75 million, but not exceeding $150 million.

•	35% of AGR in excess of $150 million.

A wagering tax of 22.5% is imposed on those riverboats that continue to conduct excursions.

The Indiana Act also prescribes an additional tax for admissions, based on $3 per person for riverboats operated from counties contiguous to Lake Michigan and the Ohio, and $4 per person for the riverboat in Orange County. Those riverboats conducting excursions must pay the admissions tax on a passenger per excursion basis which requires payment of the admission tax on carryover patrons. Those riverboats conducting dockside operations pay the admission tax on each person admitted to the riverboat. The carryover patron calculation is, thus, eliminated with the commencement of dockside operations. Real property taxes are imposed on riverboats at rates determined by local taxing authorities. Income to us from Belterra is subject to the Indiana adjusted gross income tax. Sales on a riverboat and at related resort facilities are subject to applicable use, excise and retail taxes. The Indiana Act requires a riverboat owner licensee to directly reimburse the Indiana Commission for the costs of inspectors and agents required to be present while authorized gaming is conducted.

In its 2003 legislative session, the Indiana General Assembly authorized riverboat casinos to remain open 24 hours per day, seven days a week, with those hours to be set at the election of the riverboat. In July 2003, Belterra began continuous 24-hour gaming each day of the week. In its 2003 legislative session, the Indiana General Assembly imposed a retroactive wagering tax on all riverboats, moving the effective date of the 2002 graduated wagering tax from August 1, 2002 to July 1, 2002. The state Department of Revenue has assessed this retroactive tax on the riverboats, without providing an offset for taxes paid at a higher tax rate during that one-month period. Belterra and the other riverboat casinos filed protests with the state, asserting that this interpretation of the legislation is erroneous and should be set aside. These protests were not successful.

Through the establishment of purchasing goals, the Indiana Act encourages minority and women’s business enterprise participation in the riverboat gaming industry. The Indiana Commission is required to establish annual goals for the use of minority and women business enterprises by a riverboat licensee. The goals must be derived from a statistical analysis of utilization study of licensee contracts for goods and services. The Indiana Commission may suspend, limit or revoke the owner’s license or impose a fine for failure to comply with the statutory goals. Under the goals in effect through December 31, 2007, each riverboat licensee was required to expend at least 10% of the total dollar value of the licensee’s qualified contracts for goods and services with minority business enterprises and 5% with women business enterprises. We are currently in compliance with these purchasing goals. In 2007, the Indiana Commission completed a utilization study of expenditures made by Indiana riverboats from January 1, 2003 to December 31, 2005 in four categories: construction; procurement/supplies; professional services; and other services. The results indicated that the only statistically significant disparity existed in expenditures made to women owned business enterprises in the construction category. On September 13, 2007, the Indiana Commission adopted a resolution establishing new expenditure goals solely in the area where the significant statistical disparity existed. The new goals, effective January 1, 2008, establish a 10.9% annual goal for expenditures to women owned business enterprises for the purchase of construction goods and services.

Minimum and maximum wagers on games on the riverboat are left to the discretion of the licensee. Wagering may not be conducted with money or other negotiable currency. There are no statutory restrictions on extending credit to patrons with the exception of persons participating in the voluntary exclusion program; however, the matter of credit continues to be a matter of potential legislative action.

If an institutional investor acquires 5% or more of any class of voting securities of a holding company of a licensee, the investor is required to notify the Indiana Commission and to provide additional information, and may be subject to a finding of suitability. Institutional investors who acquire 15% or more of any class of voting securities are subject to a finding of suitability. Any other person who acquires 5% or more of any class of voting securities of a holding company of a licensee is required to apply to the Indiana Commission for a finding of suitability.

A riverboat licensee or an affiliate may not enter into a debt transaction of $1,000,000 or more without approval of the Indiana Commission. The Indiana Commission has taken the position that a “debt transaction” includes increases in maximum amount available under revolving credit facilities. A riverboat owner licensee or any other person may not lease, hypothecate, borrow money against or loan money against or otherwise securitize a riverboat owner’s license. Indiana Commission regulations also require a licensee or applicant (or affiliate) to conduct due diligence to ensure that each person with whom the licensee or applicant (or affiliate) enters into a debt transaction would be suitable for licensure under the Indiana Act. The Indiana Commission rules require that:

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a written request for approval of the debt transaction, along with relevant information regarding the debt transaction, be submitted to the Indiana Commission at least ten days prior to a scheduled meeting of the Indiana Commission;

•	a representative of the riverboat licensee or applicant be present at the meeting to answer any questions; and

•	a decision regarding the approval of the debt transaction be issued by the Indiana Commission at the next following meeting.

The Indiana Commission rules also authorize the Executive Director of the Indiana Commission to waive certain of these requirements with the approval of the chairperson of the Indiana Commission and an outside financial expert retained by the Indiana Commission. A licensee, or its parent company, that is publicly traded must notify the Indiana Commission of a public offering that will be registered with the SEC. The licensee must notify the Indiana Commission within 10 business days of the initial filing of a registration statement with the SEC. An ownership interest in a licensee may only be transferred in accordance with the Indiana Act and rules promulgated thereunder.

The Indiana Commission has promulgated a rule that prohibits distributions, excluding distributions for the payment of taxes, by a licensee to its partners, shareholders, itself or any affiliated entity if the distribution would impair the financial viability of the riverboat gaming operation. The Indiana Commission has also promulgated a rule mandating licensees to maintain a cash reserve against defaults in gaming debts. The cash reserve must be equal to licensee’s average payout for a three-day period based on the riverboat’s performance the prior calendar year. The cash reserve can consist of cash on hand, cash maintained in Indiana bank accounts and cash equivalents not otherwise committed or obligated.

Louisiana. The ownership and operation of our riverboat gaming vessels in Louisiana are subject to the Louisiana Gaming Control Law, including the Louisiana Riverboat Economic Development and Gaming Control Act and applicable regulations (collectively, the “Louisiana Act”). The Louisiana Gaming Control Board (the “Board”) is the sole and exclusive regulatory and supervisory board for gaming operations and activities in Louisiana. The Louisiana Department of Public Safety, Office of State Police, Gaming Enforcement Section (the “Division”) provides investigatory, regulatory, and enforcement services to the Board in the implementation, administration, and enforcement of the Louisiana Act. The Louisiana Attorney General acts as legal counsel to the Board.

The Louisiana Act is based upon the public policy declarations that the development of a controlled gaming industry to promote economic development requires thorough and careful exercise of legislative power to protect the general welfare of the people by keeping the state free from criminal and corrupt elements. The Louisiana Act thus seeks, among other things, to (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity; (ii) establish and maintain responsible accounting practices and procedures; (iii) maintain effective control over the financial practices of licensees, including establishing procedures for reliable record keeping and making periodic reports to the Board; (iv) prevent cheating and fraudulent practices; (v) develop and implement comprehensive compulsive and problem gambling programs; (vi) provide a source of state and local revenues through fees; and (vii) ensure that gaming licensees, to the extent practicable, employ and contract with Louisiana residents, women, and minorities.

The Board is responsible for issuing the gaming license and is empowered to issue up to fifteen licenses to conduct gaming activities on riverboats in accordance with applicable law. However, no more than six licenses may be granted to riverboats operating from any one designated waterway. The Louisiana Act provides that an initial license to conduct gaming operations is valid for a term of five years and may be renewed for successive five year terms after the initial term upon application and continued satisfaction of suitability standards and other provisions of the Louisiana Act.

Louisiana subsidiaries or our affiliates currently hold five riverboat gaming licenses: (i) Louisiana-I Gaming, a Partnership in Commendam, the operator of Boomtown New Orleans, which expires March 22, 2010, subject to renewal; (ii) PNK (Bossier City), Inc., the operator of Boomtown Bossier City, which expires November 28, 2009, subject to renewal; (iii) PNK (Lake Charles), L.L.C., the operator of L’Auberge du Lac in Lake Charles, which expires April 19, 2012, subject to renewal; (iv) PNK (SCB), L.L.C., the developer and future operator of Sugarcane Bay in Lake Charles, which expires December 6, 2009, subject to renewal; and (v) PNK (Baton Rouge) Partnership, the developer and future operator of a project proposed for East Baton Rouge Parish to be called Rivière, which expires August 19, 2009, subject to renewal.

A gaming license is deemed to be a pure and absolute revocable privilege under the Louisiana Act, and not a right. As such, a gaming license may be denied, revoked, suspended, conditioned, or limited at any time by the Board. To issue a license, the Board must find that the applicant has demonstrated by clear and convincing evidence that such applicant is suitable, which requires submission of detailed personal and financial information followed by a thorough investigation. Pursuant to the Louisiana Act, “suitable” means that the applicant (i) is a person of good character, honesty, and integrity; (ii) is a person whose prior activities, criminal record, if any, reputation, habits and associations do not pose a threat to the public interest of the State of Louisiana or to the effective regulation and control of gaming, or create or enhance the dangers of unsuitable, unfair, or illegal practices, methods, and activities in the conduct of gaming or the carrying on of business and financial arrangements in connection therewith; (iii) is capable of and likely to conduct the activities for which such applicant is licensed pursuant to the Louisiana Act; and (iv) is not otherwise disqualified pursuant to the Louisiana Act. In addition, the Board will not grant any license unless it finds that (i) the applicant is capable of conducting gaming operations, which means that the applicant can demonstrate the capability, either through training, education, business experience, or a combination of the above, to operate a gaming casino; (ii) the proposed financing of the riverboat and the gaming operations is adequate for the nature of the proposed operation and from a source suitable and acceptable to the Board; (iii) the applicant demonstrates a proven ability to operate a vessel of comparable size, capacity and complexity to a riverboat in its application for a license; (iv) the applicant designates the docking facilities to be used by the riverboat; (v) the applicant shows adequate financial ability to construct and maintain a riverboat; (vi) the applicant has a good faith plan to recruit, train, and upgrade minorities in all employment classifications; and (vii) the applicant will provide the maximum practical opportunities for participation by the broadest number of minority-owned businesses.

Once the Board has issued a license, the licensee must maintain suitability throughout the term of the license and any renewal terms and has a continuing duty to inform the Board of any possible violation of the Louisiana Act. In addition, other persons may be subject to the suitability standards of the Louisiana Act and may be required to hold certain permits under the Louisiana Act, including without limitation the following: (i) certain of our and the licensee’s officers, directors, key gaming employees, and non-key gaming employees; (ii) persons who manufacture any gaming device, supplies, or equipment for use under the provisions of the Louisiana Act; (iii) persons who supply, sell, lease, or repair, or contract to supply, sell, lease, or repair gaming devices, equipment, and supplies to a licensee; and (iv) persons who furnish services or goods and receive compensation or remuneration in excess of two hundred thousand dollars per calendar year for such goods or services, as defined by the rules of the Board, to a licensee. We believe that we have obtained or applied for all necessary findings of suitability and/or permits with respect to such persons associated with us or our Louisiana licensed riverboat gaming vessels. The Board may, however, in its discretion require additional persons to file applications for permits or findings of suitability.

A licensee may conduct its gaming operations only in accordance with the terms of the license and must also comply with all restrictions and conditions relating to the operation of riverboat gaming, as specified in the Louisiana Act, including restrictions on gaming space, rules and odds of authorized games, and permitted devices. The Louisiana Act was amended in 2001 to provide that gaming may only be conducted on a riverboat while it is docked and that the licensee shall not conduct cruises or excursions; except that in the parish of the official gaming establishment, with the additional exception of not more than one riverboat located on Lake Pontchartrain, a riverboat must cruise for not less than three nor more than eight hours per round trip, and gaming is not permitted while a riverboat is docked, other than under certain limited circumstances as provided by the Louisiana Act. None of our riverboat gaming vessels are located in the parish of the official gaming establishment. The Louisiana Act also prescribes the grounds and procedures for the revocation, limitation, or suspension of licenses or permits.

A licensee must periodically report the following information to the Board, which is not confidential and is to be available for public inspection: (i) the licensee’s net gaming proceeds from all authorized games; (ii) the amount of net gaming proceeds tax paid; and, (iii) all quarterly and annual financial statements presenting historical data that are submitted to the Board, including annual financial statements that have been audited by an independent certified public accountant. An annual license fee is payable to the State of Louisiana in the amount of $50,000 for each riverboat for the first year of operation and $100,000 for each year thereafter. In addition, our Louisiana riverboat gaming vessels are subject to annual license and franchise fees in the amount of 21.5% of net gaming proceeds. The local governing authority of the parish or municipality in which the licensed berth of a riverboat is located may also levy certain admission fees, computed in various ways as provided by the Louisiana Act. As to Boomtown Bossier City, the Louisiana Act establishes that the admission fee for any riverboat located within Bossier City in Bossier Parish shall be four and five-tenths percent of monthly net gaming proceeds. For Boomtown New Orleans, the Louisiana Act provides that the admission fee for any riverboat licensed to operate within the unincorporated area of Jefferson Parish on the West Bank of the Mississippi River shall be six percent of weekly net gaming proceeds. As to L’Auberge du Lac and Sugarcane Bay, the Louisiana Act provides that the local governing authority in Calcasieu Parish may, in lieu of the admission fee, levy a fee not to exceed four and five-tenths percent of the monthly net gaming proceeds, which fee shall be established by contract between the governing authority and the licensee. As to the proposed riverboat in East Baton Rouge Parish to be called Rivière, the Louisiana Act provides that the local governing authority may, in lieu of the admission fee, levy a fee not to exceed four and five-tenths percent of the monthly net gaming proceeds, which fee shall be established by contract between the governing authority and the licensee.

The transfer of a license or an interest in a license is prohibited. The sale, assignment, transfer, pledge, or disposition of a security or securities that represent 5% or more of the total outstanding shares issued by a holder of a license is conditional and ineffective if disapproved by the Board. Moreover, the prior written approval of the Board is required of all persons involved in the sale, purchase, assignment, lease, grant or foreclosure of a security interest, hypothecation, transfer, conveyance or acquisition of an ownership interest (other than in a corporation) or economic interest of five percent (5%) or more in any licensee. Failure to obtain approval of a transfer is grounds for license revocation. A security issued by a holder of a license must generally disclose these restrictions.

Any person with an ownership interest or economic interest in a licensee may be required to submit to an investigation by the Board to determine suitability. Any person acquiring a five percent or more ownership interest or economic interest shall be subject to a suitability determination, unless otherwise exempted. Under certain circumstances, an “institutional investor” otherwise required to be found suitable or qualified shall be presumed suitable or qualified upon submitting documentation sufficient to establish qualifications as an institutional investor, as defined in the Louisiana Act. An institutional investor must also certify that (i) it owns, holds, or controls publicly traded securities of a licensee or its parent company in the ordinary course of business for investment purposes only; (ii) it does not exercise influence over the affairs of the issuer of the securities or of the licensee; and (iii) it does not intend to exercise influence over the affairs of the issuer of the securities or of the licensee. The exercise of voting privileges with regard to publicly traded securities shall not be deemed to constitute the exercise of influence over the affairs of a licensee.

If the Board finds that the individual owner or holder of a security of a corporate licensee or intermediary company or any person with an economic interest in a licensee is not qualified under the Louisiana Act, the Board may require, under penalty of suspension or revocation of the license, that the person not (i) receive dividends or interest on securities of the licensee or company holding a license, (ii) exercise directly or indirectly a right conferred by securities of the licensee or company holding a license, (iii) receive remuneration or economic benefit from the licensee or company holding a license, or (iv) continue in an ownership or economic interest in the licensee, or remain as a manager, officer, director, or partner of a licensee.

In addition to its obligation to periodically submit detailed financial and operating reports to the Board, a licensee or person acting on a licensee’s behalf must notify the Board and obtain prior written approval whenever it (i) applies for, receives, accepts, or modifies the terms of any loan, line of credit, third-party financing agreement, sale with buy-back or lease-back provisions, or similar financing transaction; (ii) makes use of any cash, property, credit, loan, or line of credit; or (iii) guarantees or grants any other form of security for a loan. Exceptions to prior written approval include, without limitation, any transaction for less than $2,500,000 in which all of the lending institutions are federally regulated; transactions which do not substantially modify or alter the terms of an existing, previously approved loan transaction, or transactions involving publicly registered debt and securities sold pursuant to a firm underwriting agreement. Transactions involving publicly registered debt and securities registered with the Securities and Exchange Commission and sold pursuant to a firm underwriting agreement are, however, subject to certain notice and reporting requirements.

If it should be determined that the Louisiana Act has been violated by us or any of our Louisiana subsidiaries holding riverboat gaming licenses, the Board could revoke, suspend, limit, or condition the licenses, subject to compliance with certain statutory and regulatory procedures. In addition, we, the Louisiana subsidiaries holding riverboat gaming licenses, and the persons involved in any violations of the Louisiana Act could be subject to substantial fines for each separate violation of the Louisiana Act at the discretion of the Board. Decisions of the Board may generally be appealed to the 19th Judicial District Court for the Parish of East Baton Rouge, State of Louisiana.

Certain related Louisiana legislation required statewide local elections on a parish-by-parish basis to determine whether to prohibit or continue to permit licensed riverboat gaming, licensed video poker gaming, and licensed land-based gaming. The applicable local elections have occurred in all parishes in which we operate our riverboat gaming vessels, and the voters in those parishes voted to continue licensed riverboat and video poker gaming. However, it is noteworthy that the current legislation does not provide for any moratorium on future local elections on gaming.

Missouri. On November 3, 1992, a statewide referendum authorized gaming in the State of Missouri on the Missouri and the Mississippi Rivers. On April 29, 1993, Missouri enacted revised legislation (as amended, the “Missouri Gaming Law”) which amended the existing legislation. In a decision handed down on January 25, 1994, the Missouri Supreme Court held that games of chance were prohibited under the Missouri constitution. In a statewide election held on November 8, 1994, Missouri voters approved the adoption of an amendment to the Missouri Constitution which permits the legislature to allow games of chance to be conducted on excursion boats and floating facilities on the Mississippi River and the Missouri River. As a result of the amendment, games of chance are also permitted subject to Missouri Gaming Law. Pursuant to the Missouri Gaming Law, there are eleven operating riverboat gaming facility sites in Missouri: one in Caruthersville; one in Boonville; three in the St. Louis area; four in the Kansas City area; one in LaGrange; and one in St. Joseph.

On September 1, 2004, the Missouri Gaming Commission selected one of our subsidiaries, Casino One Corporation (“Casino One”) as a priority to be investigated to determine suitability for Class A licenses in both the City of St. Louis and in the County of St. Louis. Subsequent to receipt of these designations, Casino One filed on behalf of both the City of St. Louis and the St. Louis County sites applications to obtain permanent docking and placement of the gaming facilities in a basin within 1,000 feet of the Mississippi River. Approval for placement and permanent docking are required under the Missouri Gaming Law. On January 12, 2005 and on May 25, 2005, the Missouri Gaming Commission issued Findings of Fact, Conclusions of Law and Final Orders, dated respectively, granted approval to Casino One of the location of the City of St. Louis and the St. Louis County gaming facilities.

Casino One’s Petition for Approval of Permanent Docking, Historic Design Elements of Applicant’s Excursion Boat and Request from Applicant for Hearing with the Missouri Gaming Commission with respect to the proposed project in the City of St. Louis, Missouri (the “Petition”) was opposed by Columbia Sussex Corporation at a hearing held by the Missouri Gaming Commission on November 19, 2004. On December 9, 2004, Columbia Sussex, a Kentucky based company that was attempting to purchase the President Casino on the St. Louis Waterfront, filed an opposition to the Petition (the “Opposition”) with the Missouri Gaming Commission, alleging that our Petition does not satisfy Missouri law and that the construction of our proposed City of St. Louis facility will economically harm the President Casino. In addition to several other claims, Columbia Sussex’s Opposition was based upon its assertion that the Missouri Gaming Commission’s practice of commencing its measurement of 1,000 feet from the river’s high water mark is arbitrary and without support in law. We filed a response to the Opposition that argued that the proposed project complies with all Missouri laws and asserting that the prospective competitor lacked standing to oppose the Application.

On January 12, 2005, the Missouri Gaming Commission held a public hearing regarding our application as to the City of St. Louis project at which we, the Missouri Gaming Commission’s Hearing Officer, and Columbia Sussex made presentations. At the conclusion of the hearing the Missouri Gaming Commission voted to adopt the Hearing Officer’s Findings of Fact, Conclusions of Law and Final Orders (i) finding that the location of the excursion gambling boat is suitable as it complies with Missouri law, subject to the right of the Missouri Gaming Commission to require alterations to the site plan unrelated to its location and the right to approve final design, (ii) determining that the excursion gambling boat can be continuously docked subject to licensure and obtaining all governmental approvals or permits necessary to operate a floating facility as a continuously docked excursion gambling boat, and (iii) stating that the exterior design of the proposed excursion gambling boat satisfies Missouri law. Following these rulings of the Missouri Gaming Commission, Columbia Sussex and others filed several actions in Missouri Courts intended to reverse the findings of the Commission that the excursion gambling boat was within 1,000 feet from the river’s high water mark. All of these actions have now been concluded in our favor by the Missouri Court of Appeals and the Missouri Supreme Court. The findings by the Missouri Gaming Commission allowed the applicant to proceed to the next step of the investigation process.

In December 2006, Pinnacle acquired 100% of the stock of President Riverboat Casino Missouri (“PRC-MO”). PRC-MO is a licensee authorized to conduct gaming in Missouri and Pinnacle is a holding company of PRC-MO. PRC-MO is operating a gaming facility in St. Louis, Missouri. Pinnacle is also the holding company of Casino One which obtained a Class A license to operate a second gaming facility known as Lumiere Place also located in St. Louis, in December of 2007. Casino One also has a pending application before the Missouri Gaming Commission to construct, own and operate a casino in St. Louis County, Missouri. On July 26, 2006, Pinnacle was licensed in Missouri as a “key person” business entity for the applicant for license, Casino One. As a key person business entity, Pinnacle is licensed and regulated by the Missouri Gaming Commission, and its ability to engage in certain transactions is restricted.

Pinnacle must obtain advance approval of the Missouri Gaming Commission to transfer or issue any ownership interest in Pinnacle, PRC-MO, and/or Casino One, or to enter into any contract or arrangement, whereby a person or group of persons acting in concert (A) owns, controls, or has power to vote twenty-five percent or more of the voting ownership interest in Pinnacle or PRC-MO or Casino One, or (B) controls the election of a majority of the directors or managers of Pinnacle or PRC-MO.

Pinnacle may not transfer or issue any ownership interest in PRC-MO or Casino One without providing sixty days advance notice to the Missouri Gaming Commission. During the notice period the Commission may disapprove the transaction or require the transaction to be delayed pending further investigation.

Pinnacle may not pledge or hypothecate its ownership interest in PRC-MO or Casino One, or subject such ownership interests to any type of security interest held by any entity or person other than a financial institution without providing sixty days advance notice to, and without obtaining prior approval from, the Missouri Gaming Commission. During the notice period the Commission may disapprove the transaction or require the transaction to be delayed pending further investigation. If a transfer of ownership is involved, separate notice must be provided at least thirty days prior to the transfer, and this restriction must be specifically included in the grant of the pledge, hypothecation, or security interest.

Neither the Missouri Gaming licenses of PRC-MO and Casino One, nor any interest in such licenses may be pledged, hypothecated, or transferred in any way.

The Missouri Gaming Commission must be notified of the intention to consummate any of the following transactions at least fifteen days prior to consummation, and the Commission may reopen the licensing hearing of PRC-MO or Casino One to consider the effect of the transaction on suitability for each or either licensee: (A) any issuance of an ownership interest in Pinnacle or PRC-MO or Casino One if such issuance will involve five percent or greater of the ownership interest of Pinnacle or PRC-MO or Casino One, assuming that all of the ownership interest in the issuance is issued and outstanding; (B) any private incurrence of debt equal to or exceeding one million dollars by Pinnacle or PRC-MO or Casino One; (C) any public issuance of debt by Pinnacle or PRC-MO or Casino One; or (D) any transaction involving PRC-MO or Casino One and a “related party” (any key person or holding company of PRC-MO or Casino One, including Pinnacle and Casino Magic Corporation, another subsidiary of Pinnacle; any person under the control of PRC-MO or Casino One, or any of its key persons, including Pinnacle; or any person sharing a holding company in common with PRC-MO or Casino One) where the transaction involves any of the following: (1) consideration paid for services provided by the related party or personnel working on behalf of the related party; (2) any arrangement in which consideration paid to the related party is based upon any measure of financial or business production of PRC-MO or Casino One; (3) any allocation of expenses between related parties; or (4) any loan or credit issued from the related party to PRC-MO or Casino One at a rate of interest that is at least one percent higher than the “bank prime loan rate” as reported by the Federal Reserve System Board of Governors on Form H.15.

Pinnacle must report the consummation of any of the following transactions to the Missouri Gaming Commission within seven days: (A) any transfer or issuance of ownership interest in Pinnacle or PRC-MO or Casino One that has resulted in an entity or group of entities acting in concert owning a total ownership interest equaling five percent or greater of the ownership interest of Pinnacle or PRC-MO or Casino One, or (B) any pledge or hypothecation of, or grant of a security interest in, five percent or more of the ownership interest of Pinnacle or PRC-MO or Casino One, provided that if any ownership interest is transferred pursuant to a pledge, hypothecation, or security interest, separate notice to the Commission is required not later than seven days after consummation of the transfer.

PRC-MO and Casino One must notify the Missouri Gaming Commission no later than seven days following the consummation of any transaction by Pinnacle, PRC-MO, or Casino One, or any entity affiliated with PRC-MO and/or Casino One that involves or relates to PRC-MO and/or Casino One and has a dollar value equal to or greater than one million dollars.

Casino One is also required to disclose any of the above transactions to the Missouri Gaming Commission that may occur with respect to Pinnacle, and the Missouri Gaming Commission can then take into account the continuing suitability of Casino One to construct, own and operate the proposed St. Louis County facilities.

All direct, indirect or beneficial owners of our common stock, holding an interest of 5% or more in us, are subject to licensing requirements of the Missouri Gaming Commission that require the filing of an application that includes extensive suitability and financial information and is subject to review and approval of Missouri Gaming Commission. We are permitted to require any such “key person” or business that either fails to file for a license with the Missouri Gaming Commission or is not found suitable by the Missouri Gaming Commission, to divest itself of all such common stock in accordance with our certificate of incorporation. The Missouri Gaming Commission or its Director may also determine that any other holder of our common stock is subject to the above licensing requirements regardless of the percentage interest of ownership in us.

Under the Missouri Gaming Law, the ownership and operation of riverboat gaming facilities in Missouri are subject to extensive state and local regulation. After the receipt of licensing approval from and in the discretion of the Missouri Gaming Commission, the construction of the St. Louis County facilities and the commencement of operations of the St. Louis County facilities, we, Casino One, our subsidiary that will operate the County project, any subsidiaries, and some of their officers and employees are and will be subject to specific regulations, including ongoing licensing requirements. As part of the application and licensing process for a gaming license, the applicant must submit detailed financial, operating and other reports to the Missouri Gaming Commission. Each applicant has an ongoing duty to update the information provided to the Missouri Gaming Commission in the application, usually within seven days of a material change in the information on file with the Commission. Casino One has frequently updated its application materials since it initially filed its applications. In addition to the information required of the applicant, directors, officers, affiliated business entities and other defined “key persons” (which include individuals and companies designated by the Missouri Gaming Commission) must submit Personal Disclosure Forms, which include detailed financial information, and are subject to thorough investigations. In addition, we and some of our officers and directors have submitted Personal Disclosure Forms and applications to the Missouri Gaming Commission. All gaming employees must obtain an occupational license issued by the Missouri Gaming Commission. Suppliers are also subject to licensing requirements of the Missouri Gaming Commission.

The operators’ licenses (or “Class A” gaming licenses) are issued through application to the Missouri Gaming Commission, which requires, among other things:

•	suitability investigations into an applicant’s character, financial responsibility, experience, and qualifications;

•	suitability investigations into each designated key person or affiliated business entity’s character, financial responsibility, experience and qualifications;

•	disclosure of required financial (see above) and other personal information on each key person or designated affiliated business entity;

•	disclosure of detailed information about the applicant’s history, business, affiliations, officers, directors and owners;

•	an affirmative action plan for the hiring and training of minorities and women; and

•	an economic development or impact report.

License fees cover all related costs of the Missouri Gaming Commission investigation and are a minimum of $50,000 for the initial application and $25,000 annually thereafter. We and Casino One each are undergoing a full licensing investigation and hearing in connection with its licensing as above stated.

The Missouri Gaming Law and implementing regulations impose restrictions on the use of and do not permit the transfer of the gaming licenses as well as limitations on transactions engaged in by licensees. The licenses issued by the Missouri Gaming Commission may not be transferred nor pledged as collateral. The Missouri Gaming Law regulations bar a licensee from taking any of the following actions without prior notice to, and approval by, the Missouri Gaming Commission:

•	any transfer or issuance of an ownership interest in a gaming licensee that is not a publicly held company;

•	any transfer or issuance of an ownership interest of five percent or more of the issued and outstanding ownership interest of a company which is publicly traded and is a holding company;

•	any private incurrence of debt by the licensee or any holding company of $1,000,000 or more;

•	any public issuance of debt by a licensee or its holding company; and

•	defined “significant related party transactions.”

In addition, the licensee must notify the Missouri Gaming Commission of other transactions, that include the transfer of five percent or more of an ownership interest in the licensee or holding company if publicly held and any transaction of at least $1,000,000.

The restrictions on transfer of ownership apply to us as well as the direct licensee, Casino One. Gaming equipment may not be pledged. Corporate stock of some licensees may not be pledged except in narrow circumstances and subject to regulatory conditions.

Missouri statutes and administrative rules contain detailed requirements and conditions concerning the operation of a licensed excursion gaming boat facility, including, but not limited to the following:

•	a charge of two dollars per gaming customer per excursion that licensees must either collect from each customer or pay itself to the Missouri Gaming Commission;

•	minimum payouts;

•	the payment of a 20% tax on adjusted gross receipts;

•	prohibitions against providing credit to gaming customers;

•	the use of credit cards and the cashing of checks by customers;

•

providing security on the excursion gambling boat, including a requirement that each licensee reimburse the Missouri Gaming Commission for all costs of any Missouri Gaming Commission staff, including Missouri Highway Patrol Officers necessary to protect the public on the licensee’s riverboat;

•	the receipt of liquor licenses from the Missouri Gaming Commission and local jurisdictions; and

•	the adoption of minimum control standards for the conduct of gaming and the operation of the facility approved by the Missouri Gaming Commission.

The Missouri Gaming Commission has the power, as well as broad discretion in exercising this power, to revoke or suspend gaming or occupational licenses and impose other penalties for violations of the Missouri Gaming Law and the rules and regulations promulgated thereunder, including without limitation, forfeiture of all gaming equipment used for improper gaming and fines of up to three times a licensee’s highest daily gross receipts during the preceding twelve months.

The Class A license issued to Casino One in December for Lumiere Place was issued for a period of ninety days or for the period through the March 2008 Commission meeting, whichever is later, pending the completion of certain American Bureau of Shipping certifications as to the installation of certain devices by Casino One at the casino docksite, and Casino One and Pinnacle have signed an indemnification agreement with the Missouri Gaming Commission as to claims and costs incurred as a result of issuance of the license to Casino One.

Although the Missouri Gaming Law provides no limit on the amount of riverboat space that may be used for gaming, the Missouri Gaming Commission is empowered to impose space limitations through the adoption of rules and regulations. In addition, the Missouri Gaming Law imposes as to each customer a $500 loss limit per two-hour period established by each licensee with the approval of the Missouri Gaming Commission. In order to establish an excursion schedule, which allows patrons to enter and exit the gaming floor during the excursion the licensee must prove to the satisfaction of the Missouri Gaming Commission that it can enforce the $500 loss limit.

In addition, the Missouri Gaming Commission is empowered to determine on a city and county-specific basis where “dockside” or permanently-docked gaming is appropriate and may be permitted. The Missouri Gaming Commission has authorized all eleven licensed sites to operate all or a portion of their facilities on a continuously docked basis.

Nevada. The ownership and operation of casino gaming facilities in Nevada are subject to: (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the “Nevada Act”); and (ii) various local regulations. Our gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission (the “Nevada Commission”), the Nevada State Gaming Control Board (the “Nevada Board”) and the City of Reno. The Nevada Commission, the Nevada Board and the City of Reno are collectively referred to as the “Nevada Gaming Authorities.”

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees. Changes in such laws, regulations and procedures could have an adverse effect on Boomtown Reno’s gaming operations.

Our subsidiary which operates Boomtown Reno and two other gaming operations that have only slot machines (the “Gaming Subsidiary”) is required to be licensed by the Nevada Gaming Authorities. The gaming licenses require the periodic payment of fees and taxes and are not transferable. We are currently registered by the Nevada Commission as a publicly traded corporation (a “Nevada Registered Corporation”) and have been found suitable as the parent company of the Gaming Subsidiary, which is a gaming licensee under the terms of the Nevada Act. As a Registered Corporation, we are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. No person may become a stockholder of, or holder of an interest of, or receive any percentage of profits from, a gaming licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities. We and the Gaming Subsidiary have obtained from the Nevada Gaming Authorities the various registrations, findings of suitability, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, us or the Gaming Subsidiary in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Our and the Gaming Subsidiary’s officers, directors and certain key employees, must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Our officers, directors and key employees who are actively and directly involved in gaming activities of the Gaming Subsidiary may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position. If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us or the Gaming Subsidiary, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require us or the Gaming Subsidiary to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

We and the Gaming Subsidiary are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by us and the Gaming Subsidiary must be reported to or approved by the Nevada Commission.

If it were determined that the Nevada Act was violated by the Gaming Subsidiary, the gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, we, the Gaming Subsidiary and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate Boomtown Reno and, under certain circumstances, earnings generated during the supervisor’s appointment (except for reasonable rental value of the casino) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of the gaming licenses of the Gaming Subsidiary or the appointment of a supervisor could (and revocation of any gaming license would) negatively affect our gaming operations.

Any beneficial holder of our voting or non-voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and be found suitable as a beneficial holder of our voting securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

The Nevada Act requires any person who acquires beneficial ownership of more than 5% of a Nevada Registered Corporation’s voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Nevada Registered Corporation’s voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an “institutional investor,” as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of a Nevada Registered Corporation’s voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. In certain circumstances, an institutional investor can hold up to 19% of a Nevada Registered Corporation’s voting securities for a limited period of time and maintain the waiver. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Nevada Registered Corporation, any change in the Nevada Registered Corporation’s corporate charter, restated bylaws, management, policies or operations of the Nevada Registered Corporation, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Nevada Registered Corporation’s voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial owners. The applicant is required to pay all costs of investigation.

Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any securityholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the security beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a securityholder or to have any other relationship with us or the Gaming Subsidiary, we: (i) pay that person any dividend or interest upon our voting securities, (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pay remuneration in any form to that person for services rendered or otherwise, or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish such person’s voting securities including, if necessary, the immediate purchase of said securities for cash at fair market value.

The Nevada Commission may, in its discretion, require the holder of any debt security of a Nevada Registered Corporation to file applications, be investigated and be found suitable to own the debt or other security of a Nevada Registered Corporation if the Nevada Commission has reason to believe that such holder’s acquisition of such debt or other security would otherwise be inconsistent with the policy of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Nevada Registered Corporation can be sanctioned, including the loss of its approvals if, without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

We are required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require that our stock certificates bear a legend indicating that the securities are subject to the Nevada Act. However, to date the Nevada Commission has not imposed such a requirement on us.

We are not permitted to make a public offering of our securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. On February 22, 2007, the Nevada Commission granted us prior approval to make public offerings for a period of two years, subject to certain conditions (the “Nevada Shelf Approval”). The Nevada Shelf Approval also applies to any affiliated company wholly owned by us (an “Affiliate”), which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The Nevada Shelf Approval, however, may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board. The Nevada Shelf Approval does not constitute a finding, recommendation or approval of the Nevada Gaming Authorities as to the accuracy or the adequacy of the prospectus or the investment merits of the securities offered thereby. Any representation to the contrary is unlawful.

Changes in control of a Nevada Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby such person obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Nevada Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Nevada Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Nevada Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Nevada Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Nevada Registered Corporation’s Board of Directors in response to a tender offer made directly to the Nevada Registered Corporation’s stockholders for the purposes of acquiring control of the Nevada Registered Corporation.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the City of Reno, in which the Gaming Subsidiary’s operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly, or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. An entertainment tax is also paid by casino operations where live entertainment is furnished in connection with an admission charge and the serving or selling of food or refreshments, or the selling of any merchandise.

Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, “Licensees”), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of such Licensee’s participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enter into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ, contract with, or associate with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of unsuitability.

New Jersey. The ownership and operation of casino facilities and the conduct of gaming activities in Atlantic City, New Jersey, are subject to extensive state regulation under the New Jersey Casino Control Act (the “New Jersey Act”), the regulations of the New Jersey Casino Control Commission (the “New Jersey Commission”), and the recommendations and investigative powers of the New Jersey Division of Gaming Enforcement (the “New Jersey Division”).

The New Jersey Act and regulations concern primarily (i) the financial stability, business ability, and good character, honesty and integrity of casino licensees and casino service industry

(“CSI”) licensees, their intermediary and holding companies, and the directors, employees, security holders and lenders of each (with the exception of banks or other licensed lending institutions that make loans or hold mortgages or other liens acquired in the ordinary course of business); (ii) the nature of hotel and casino facilities; and (iii) the operating methods and financial and accounting practices used in connection therewith.

The New Jersey Act imposes a tax of eight percent (8%) on gross gaming revenues and an investment alternative tax of two and one-half percent (2.5%) of gross gaming revenues that can be fully offset by investment tax credits equal to one and one-quarter percent (1.25%) of gross gaming revenues. Credits are obtained by purchasing bonds issued by, or investing in housing or other development projects approved by, the Casino Reinvestment Development Authority. Casinos are subject to additional taxes and fees, including, among others, an annual license fee of $500.00 on every slot machine in use or maintained for use.

The Company is subject to the jurisdiction of the New Jersey Commission and the New Jersey Act by reason of being (i) an applicant for a Statement of Compliance that the Company is qualified to be a holding company of a casino licensee; and (ii) an applicant for a gaming-related CSI license. The latter application was required by the New Jersey Commission as a condition of, among other things, the Company’s being able to possess, store and transport slot machines in connection with the closing of the Sands Hotel and Casino. The Company anticipates that a New Jersey affiliate of the Company will become an applicant for a casino license.

The New Jersey Commission has broad discretion regarding the issuance, renewal, revocation, suspension and control of all gaming licenses. Casino licenses and CSI licenses are not transferable, but control of an entity that holds a casino license can be transferred with the express prior written approval of the New Jersey Commission. By comparison, if control of an entity that holds a CSI license is transferred, the license is forfeited, and the newly-controlled entity must reapply for a license. Applicants for gaming-related CSI licenses can do business with casino licensees pursuant to transactional waivers sought by petition to the New Jersey Commission.

Participation in casino operations as a licensee is deemed a revocable privilege, not a property right. It is conditioned on the proper and continued qualification of the licensee and upon the discharge of the affirmative responsibility of each such licensee to provide to the regulatory and investigatory authorities any assistance and information necessary to ensure that the policies declared by the New Jersey Act are achieved.

The New Jersey Act imposes restrictions on the ownership and transfer of equity or debt instruments issued by an entity that holds a casino license or is deemed a holding company, intermediary company, subsidiary or “entity qualifier” of a casino licensee (collectively, “affiliates”). The New Jersey Act provides that the corporate charter of a publicly traded affiliate of a casino licensee must require that a holder of the affiliate’s securities dispose of them if the New Jersey Commission finds that the holder is not qualified under the New Jersey Act (is “disqualified”). The Act also requires that the corporate charter (or certificate of formation for an LLC) of a casino licensee or a privately-held affiliate of the licensee must:

•	establish the right of prior approval by the New Jersey Commission with regard to the transfer of any interest in the entity; and

•

create the absolute right of the entity to repurchase any security, share or other interest in the entity at the market price or purchase price, whichever is less, if the New Jersey Commission disapproves a transfer of the interest in accordance with the provisions of the

New Jersey Act.

The Company’s corporate charter conforms to the requirements of the New Jersey Act. The organic documents for any subsidiary that becomes a New Jersey casino licensee and any other affiliates in the chain of ownership of the licensee will likewise need to conform.

If the New Jersey Commission finds that an individual owner or holder of the securities or other interests of a casino licensee, a CSI licensee, or any of their affiliates is disqualified under the New Jersey Act, the New Jersey Commission may propose remedial action, including divestiture of the securities or other interests. If disqualified persons fail to divest the interests, the New Jersey Commission may revoke or suspend the license; however, if an affiliate of a casino licensee is a publicly traded company, and the New Jersey Commission makes a disqualification finding with respect to an owner or holder of any interest therein, and the New Jersey Commission also finds that:

•	the affiliate has adopted the required charter provisions;

•

the affiliate has made a good faith effort, including the prosecution of all legal remedies, to comply with any order of the New Jersey Commission requiring the divestiture of the interest held by the disqualified owner or holder; and

•

the disqualified owner or holder does not have the ability to control the affiliate or the licensee , or to elect one or more members of the board of directors of the affiliate or licensee, then the New Jersey Commission will not take action against the casino licensee or its affiliate with respect to the continued ownership of the interest by the disqualified owner or holder.

Before a casino license or CSI license will be granted or renewed, all security holders of a publicly traded holding company of the applicant or licensee must qualify under the New Jersey Act or have the qualification requirement waived or deemed inapplicable. Under the New Jersey Act, a security holder is presumed to have the ability to control a publicly traded corporation or to elect one or more members of its board of directors, and thus to be ineligible for waiver, if the holder owns or beneficially holds five percent (5%) or more of the voting securities of the corporation. Typically, the publicly traded issuer or its licensed casino affiliate will seek a blanket waiver for persons holding less than five percent (5%) of the issuer’s voting securities. (Holders of less than 5% of the voting securities of a CSI or its affiliates are not “qualifiers” and therefore do not need a waiver of the qualification requirement.) The presumption of control can be rebutted by clear and convincing evidence, including a showing that a holder is an “institutional investor,” as that term is defined under the New Jersey Act, and satisfies the conditions for institutional investor waiver described below.

An institutional investor is defined by the New Jersey Act as: any retirement fund administered by a public agency for the exclusive benefit of federal, state, or local public employees; any investment company registered under the Investment Company Act of 1940, any collective investment trust organized by banks under Part Nine of the Rules of the Comptroller of the Currency; any closed end investment trust; any chartered or licensed life insurance company or property and casualty insurance company; any banking or other chartered or licensed lending institution; any investment adviser registered under the Investment Advisers Act of 1940; and such other persons as the New Jersey Commission may determine for reasons consistent with the policies of the New Jersey Act.

An institutional investor is entitled to a waiver of qualification if it holds less than ten percent (l0%) of the “equity” securities (interpreted by the New Jersey Commission to mean the voting securities) of a publicly traded holding or intermediary company of a casino licensee or gaming-related CSI licensee, or of the CSI licensee itself, and:

•	the securities were purchased for investment purposes only;

•	the New Jersey Commission finds no cause to believe the institutional investor may be found unqualified; and

•

upon request by the New Jersey Commission, the institutional investor files a certified statement to the effect that it has no intention of influencing or affecting the affairs of the issuer, the licensee, or any of the licensee’s other affiliates. Voting on matters put to the vote of the outstanding security holders does not constitute an attempt to influence.

The New Jersey Commission may grant a waiver of qualification to an institutional investor holding ten percent (10%) or more of the equity securities of a publicly traded affiliate of a casino licensee or gaming-related CSI licensee, or of the CSI licensee itself, upon a showing of good cause and if the conditions specified above are met.

Institutional holders of publicly traded debt securities of an affiliate of a casino licensee are entitled to a waiver of qualification if the holder’s position in the aggregate is not more than twenty percent (20%) of the total outstanding debt of the affiliate and not more than fifty percent (50%) of any outstanding publicly traded debt issue of the affiliate (such as individual series of subordinated debt ), and if the institutional investor satisfies the conditions specified above. As with equity securities, the New Jersey Commission may grant a waiver of qualification to institutional investors holding larger positions upon a showing of good cause and if the institutional investor satisfies all the conditions specified above.

The New Jersey Act and regulations set forth no formal requirements for waiving the qualification of holders of publicly traded debt of CSI’s, but the New Jersey Commission can be expected to apply to the holders of publicly traded debt of gaming-related CSI licensees or their affiliates similar waiver requirements to those applied to the holders of publicly traded debt of affiliates of casino licensees.

Generally, the New Jersey Commission requires that institutional holders seeking waiver of qualification execute a certification stating that:

•	the holder has reviewed the definition of institutional investor under the New Jersey Act and believes that it meets the definition of institutional investor;

•	the holder purchased the securities for investment purposes only and holds them in the ordinary course of business;

•	the holder has no involvement in the business activities of, and no intention of influencing or affecting the affairs of, the issuer, the licensee or any affiliate;

•

if the holder subsequently determines to influence or affect the affairs of the issuer, the licensee or any affiliate, it will provide not less than 30 days’ notice of its intent and will file an application for qualification with the New Jersey Commission before taking the action; and

•	the holder acknowledges that it is subject to the jurisdiction of the New Jersey Commission and the requirements of the New Jersey Act and the regulations promulgated thereunder.

With respect to non-institutional holders of publicly traded debt securities, the New Jersey Commission generally waives the qualification requirement for holders of less than 15.0% of a series of publicly-traded debt as long as the securities remain widely distributed and freely traded in the public market, and the holder has no ability to control the issuer or the licensee. We cannot assure you that the New Jersey Commission will continue to apply the 15.0% qualification threshold. The New Jersey Commission could at any time establish a lower threshold.

Beginning on the date that the New Jersey Commission serves notice on a casino licensee or affiliate that a holder of a security or other interest has been disqualified, it will be unlawful for the holder to:

•	receive any dividends or interest upon any such security or other interest;

•	exercise, directly or through any trustee or nominee, any right conferred by such security or other interest; or

•	receive any remuneration in any form from the casino licensee for services rendered or otherwise.

Persons required to qualify under the New Jersey Act because they hold debt or equity securities of a casino licensee or its affiliates and who are not already qualified are required either to (i) divest within 120 days such securities as the New Jersey Commission may require to remove the need for qualification or, in the alternative, (ii) file a completed application for qualification and place the securities into an interim casino authorization (“ICA”) trust pending qualification. Unless and until the New Jersey Commission denies ICA or finds reasonable cause to believe that the investor may not be found qualified, the investor will retain the ability to direct the trustee how to vote, or whether to dispose of, the securities. If the New Jersey Commission denies ICA or finds reasonable cause to believe that the investor may be found unqualified, the New Jersey Commission can order that the trust become “operative,” in which case the investor will lose voting power, if any, over the securities but will retain the right to petition the New Jersey Commission to order the trustee to dispose of the securities.

Once an ICA trust is funded, and regardless of whether it becomes operative, the investor has no right to receive a return on the investment until the investor becomes fully qualified. Should an investor ultimately be found unqualified, the trustee would dispose of the trust property, and the proceeds would be distributed to the unqualified applicant only in an amount not exceeding the actual cost of the trust property. Any excess proceeds would be paid to the State of New Jersey. If the securities were sold by the trustee pending qualification, the investor would receive only actual cost, with disposition of the remainder of the proceeds, if any, to await the investor’s qualification hearing.

The Company must notify the New Jersey Commission and the New Jersey Division of any new debt or equity issued and must provide them with the related documentation, including lists of holders. The Company may have to petition the New Jersey Commission for waiver of the qualification requirement for particular security holders subsequent to such issuance of debt or equity securities. If necessary waivers are not granted, the holders of such debt or equity securities will either have to be found qualified by the New Jersey Commission or divest enough securities to permit waiver. There can be no assurance that necessary waivers will be granted.

If a casino license is not renewed, is suspended for more than 120 days or revoked, the New Jersey Commission can appoint a conservator to preserve and operate the business. Upon appointment, the conservator is vested with title to all the property relating to the casino hotel, subject to any and all valid liens, claims, and encumbrances. While the conservator is operating the business, the former or suspended casino licensee is entitled to a fair rate of return from net earnings, with any excess to be paid to the State. The New Jersey Commission can authorize the conservator to sell the property in bulk, subject to valid liens, claims and encumbrances, after the resolution of any suspensions of, or appeals by, the former or suspended licensee, after appropriate prior consultation with the licensee as to the reasonableness of the terms of sale, upon prior written notice to all creditors and other parties in interest, and only to persons eligible to apply for and able to qualify for a casino license under the New Jersey Act. The former or suspended licensee is entitled to the net proceeds of the sale after payment of all obligations owed to the State and to the conservator.

Argentina. In Argentina, the regulation of gaming is generally under the jurisdiction of the provinces of the country. All of our casinos in Argentina are located in the province of Neuquén. In May 1994, the Provincial Government of Neuquén enacted a casino privatization program to issue twelve-year exclusive concession agreements to operate existing casinos. The concession agreements are renewable for five or ten years, provided that certain conditions are met. The Executive Power of Neuquén granted a casino license to Casino Magic Corporation pursuant to a Concession Agreement dated December 21, 1994, between the Provincial Government of Neuquén and Casino Magic Neuquén S.A (the “Concession Agreement”). Casino Magic Corporation and Casino Magic Neuquén S.A. are direct or indirectly wholly-owned subsidiaries of ours. The Concession Agreement granted Casino Magic Neuquén S.A. the exclusive right to operate casinos in the cities of Neuquén and San Martín de los Andes in the Province of Neuquén. The Concession Agreement also granted Casino Magic Neuquén S.A. the exclusive right to operate casinos within 50 kilometers (31.05 miles) of its existing properties as long as those casinos are within the Province of Neuquén. It should be noted that we still retain a priority to match any bidding offer to open and operate other casinos within the Province of Neuquén, however, such casinos would not be covered by the exclusivity provisions of the Concession Agreement and provided that in the corresponding bidding process our original offer is not lower than 15% of that of the best offeror’s. We also opened a new facility in the city of Junín de los Andes, in the Province of Neuquén. This casino was opened under the scope of the existing casino license for the property located in San Martín de los Andes. In July 2005, we closed the largest of our casinos located in the city of Neuquén, which had been operating since 1995, and opened a larger facility including a more lavish casino; an upscale restaurant; a wine bar; three other casino bars; and a large entertainment venue, one mile away from the original location on approximately 20 acres owned by us. Additionally, we have obtained a casino license to open casinos in the cities of Caviahue and Copahue, in the Province of Neuquén. These casino licenses are for a term of 12 years and are renewable for an additional 10 year term at the discretion of the granting authority. In light of the above, we are currently operating four casinos in the Province of Neuquén (in the cities of Neuquén, San Martín de los Andes, Junín de los Andes, and Caviahue), and the one in Copahue in the same Province, in west central Argentina, seasonally.

On July 14, 2003, the Executive Power of Neuquén approved the terms of an agreement establishing the conditions for the renewal of our casino license pursuant to which we operate our three Neuquén casinos, either for a five year or for a ten year term. In July 2005, we opened the new facility in order to qualify for and obtain the ten year extension through 2016, extension which has already been formally granted. We are currently finalizing the construction of a hotel facility by the casino in the city of Neuquén which, once finished and upon approval by the authorities, would grant us an additional 5 year extension in the terms of our casino license, through 2021. The Concession Agreement establishes that the shareholders approved by the Provincial Government of Neuquén shall maintain control (i.e., 51% of the shareholding of the corporate capital with voting power) of the licensee. It also establishes that any transfer of shares up to 49% of its shareholding in the licensee shall not require prior authorization. Otherwise, prior authorization from the Provincial Government of Neuquén shall be required. Notwithstanding that, no transfer of shares shall be performed to those persons detailed under Section 5 of the bidding terms approved under the casino privatization program (i.e., among others, foreign persons or legal entities if in their country there are no regulations prohibiting money laundering, natural or legal persons that cannot contract with the Province of Neuquén). We cannot predict what effect the enactment of any laws, regulations or pronouncements relating to casino operations would have on the operations of Casino Magic Argentina.

The Bahamas. The Hotel Corporation of The Bahamas is a Statutory corporation owned by the Government of the Commonwealth of The Bahamas and is the only person entitled to the grant of a License to operate a Casino. The Hotel Corporation of The Bahamas in turns enters into a management and sub-lease agreement with a company to operate the casino on the licensed premises.

The applicant seeking to manage a casino must also obtain a License from the Bahamas Gaming Board to manage the casino. If, after conducting its own investigation, the Gaming Board “Gaming Board” is satisfied that the applicant and its directors, officers and shareholders are qualified to operate a casino, the Secretary of the Gaming Board sends a notice to the applicant, the Commissioner of Police, any person who has filed an objection to the application and place an advertisement in the newspaper advising of the time and place of the hearing. A public hearing is held on the application. Subject to the consideration of any objection and provided that the Gaming Board considers the applicant to be a fit and proper person and it is not otherwise disqualified under Section 43 of the Lotteries and Gaming Act, the Gaming Board is required to make a report, in writing, to the Minister Responsible for Gaming. The report is required to include particulars of the application and any objection and representation made to the Gaming Board and includes the recommendation of the Gaming Board to the Minister. The Minister has discretion to grant or refuse the License and may subject the License to restrictions and conditions. In this regard, the decision of the Minister is final.

All employees of the manager/casino operator must obtain Certificates of Approval from the Gaming Board to work in the casino. Inspectors of the Gaming Board will conduct the appropriate investigations to determine whether the employees are “fit and proper” to be employed in the casino in the capacities specified.

The Casino License, as well as the Certificates of Approval and Permits issued to the employees are renewable annually. Our license was granted on December 14, 2005 and is renewable thereafter. Our annual license was renewed on December 29, 2007 and is valid through December 31, 2008 and is renewable thereafter.

Other. In addition to the requirements discussed above, if we sought to establish gaming operations in any jurisdiction in which we currently do not operate, we would need to be registered, licensed, or found suitable to conduct gaming activities in that jurisdiction and, if successful in doing so, would be subject to such jurisdiction’s regulatory requirements applicable to gaming companies. Holders of our securities would also be subject to additional requirements regarding the ownership and disposition of their securities, including possibly being called forward by applicable gaming authorities to be licensed or found suitable to be the beneficial owner of our securities.

From time to time, legislators and special interest groups have proposed legislation that would restrict or prevent gaming operations. In addition, changes in regulations affecting the casino business can impact our existing or proposed operations. For example, on January 24, 2007, the Atlantic City counsel passed an initial vote prohibiting smoking in 75% of gaming areas in Atlantic City casinos. Any new restriction on or prohibition of our gaming operations could force us to curtail operations and incur significant losses.